News                                      Phillips Petroleum Company
                                          Public Relations
                                          Bartlesville, Oklahoma 74004
                                          http://www.phillips66.com


CONTACTS:                                 FOR IMMEDIATE RELEASE
Kristi DesJarlais (media) 918/661-6117    ---------------------
Howard Thill (investors) 918/661-4757

                Phillips Completes Alaska Acquisition,
                        Revises Capital Budget

    Company acquires remaining assets -- pipeline interests, tankers

BARTLESVILLE, Okla., Aug. 3, 2000 --- Phillips Petroleum Company [NYSE: P] today announced it has completed its acquisition of ARCO's businesses in Alaska. The $965 million second and final closing completed Aug. 1 involves Phillips' acquisition of certain pipeline interests and marine assets. The first closing occurred April 26 and included ARCO's exploration and production assets in Alaska.

This closing brings the total cash paid and debt assumed for the acquisition to just under $6.5 billion. Including the additional payments Phillips may make to BP based on a formula tied to the price of crude oil*, the total acquisition cost will be less than $6.9 billion.

Assets included in the second closing are a 22.3 percent interest in the Trans Alaska Pipeline System, interests in other infrastructure pipelines and three double-hulled tankers currently under construction. Phillips paid $700 million in cash for these assets and assumed
$265 million in debt.

To reflect the completion of the acquisition, as well as the closing of the joint-venture transactions in the company's chemicals and midstream segments, Phillips has revised its 2000 capital budget to $2.3 billion, excluding the approximately $6.5 billion for the Alaskan acquisition and any payments tied to the price of crude oil. The original 2000 capital budget was $1.8 billion. The company's direct capital spending programs for the midstream and chemicals segments ended at the close of the first and second quarters, respectively.

"The acquisition in Alaska is a significant part of our strategy of growing our exploration and production business," said Jim Mulva, Phillips' chief executive officer. "As we demonstrated with our second-quarter results, the acquisition has already had a substantial impact on our upstream business and corporate financial position: doubling our worldwide reserves, significantly increasing daily crude oil production and playing a key role in our strong operating earnings performance.

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Phillips Completes Alaska Acquisition,
Revises Capital Budget
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"The company's debt balance, upon completion of the second closing and including the debt assumed in this transaction, is less than $8.1 billion, which shows continued improvement in our debt reduction efforts relative to the end of the last quarter," Mulva continued. "We expect to further decrease our debt and improve our debt-to-capital ratio by year end, in keeping with our plan to continually improve our financial position."

At the time of the first closing, it was announced that the Prudhoe Bay Unit (PBU) equity interests of Phillips, BP and ExxonMobil would be realigned and a single operatorship would be established. Phillips' interest is approximately 36 percent. BP is operator of PBU, while Phillips operates the Kuparuk and Alpine units -- the other major fields on the North Slope.

Phillips is an integrated petroleum company engaged in oil and gas exploration and production worldwide; gas gathering, processing and marketing in the United States; refining, marketing and transportation operations, primarily in the United States; chemicals and plastics manufacturing and sales around the globe; and technology development. Founded in Bartlesville, Okla., in 1917, the company had 14,800 employees, $20 billion of assets and $20 billion of annualized revenues as of June 30.

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* Note:  The acquisition agreement calls for Phillips to make additional payments to BP during periods when the West Texas
Intermediate/New York Mercantile Exchange average monthly price for crude oil exceeds $25 per barrel. These payments are subject to a $500 million limit or a five-year term, and were effective Jan. 1, 2000. Phillips has made payments based on this formula of approximately
$138 million related to the first six months of this year.




 CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
        OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about Phillips' exploration and production business, the acquisition of all of ARCO's Alaskan businesses, Phillips' revised capital budget, and debt levels. Where in any forward-looking statement, Phillips has expressed an estimate, potential expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved. The actual results may be affected by a variety of risks, which could cause the stated expectation or belief to differ materially. Some of the important risk factors, but not necessarily all such factors that may cause expectations or results to differ perhaps materially, are contained in Phillips' reports with the Securities and Exchange Commission ("SEC"). Copies of the company's SEC filings are available by calling Phillips at 918-661-3700. These reports are also available through Phillips' Web site at http://www.phillips66.com. Phillips
                              -------------------------
undertakes no obligation to update the information in this release.


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